Exhibit 99.1

Conn’s, Inc. Reports Earnings for the Quarter Ended January 31, 2008 and Announces Expansion of Its Revolving Credit Facility

BEAUMONT, Texas--(BUSINESS WIRE)--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced earnings results for the quarter and year ended January 31, 2008, and the expansion of its revolving credit facility.

Net income for the fourth fiscal quarter was $13.1 million, compared with $12.7 million for the fourth quarter of last year, an increase of 3.1%. Diluted earnings per share increased 9.6% to $0.57, compared with $0.52 for the fourth quarter of last year. Net income for the quarter ended January 31, 2008, includes a non-cash charge, net of tax, of $0.3 million, or $0.01 per diluted share, to reduce the fair value of the Company’s “Interests in securitized assets.” Total revenues for the quarter ended January 31, 2008, increased 6.3% to $225.9 million compared with $212.6 million for the quarter ended January 31, 2007. This increase in revenues included increases in net sales of $11.3 million, or 6.0%, and an increase in “Finance charges and other” of $2.0 million, or 8.5%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 1.9% for the fourth quarter of fiscal 2008.

The credit portfolio delinquencies declined slightly during the fourth quarter, though at a slower pace than in the prior year quarter. Additionally, the annualized net charge-off rate rose slightly from 2.7% for the nine months ended October 31, 2007, to 2.9% for the year ended January 31, 2008. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-K which will be filed later today.

Net income for the year ended January 31, 2008, declined 1.5% to $39.7 million compared with $40.3 million for the prior year. Diluted earnings per share for the year ended January 31, 2008, were $1.68 compared with $1.66 in the prior year period. Net income for the year ended January 31, 2008, includes a non-cash charge, net of tax, of $3.1 million, or $0.13 per diluted share, to reduce the fair value of the Company’s “Interests in securitized assets.” Total revenues for the year ended January 31, 2008, increased 8.3% to $824.1 million compared with $760.6 million for the year ended January 31, 2007. This increase in revenues included net sales increases of $54.1 million, or 8.0%, and increases in “Finance charges and other” of $9.4 million, or 11.2%. The increase in “Finance charges and other” was partially offset by the non-cash fair value charge discussed above, which totaled $4.8 million before taxes, for the year ended January 31, 2008. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 3.2% for fiscal 2008.

“It is very satisfying to deliver earnings in the middle of the range we set at the beginning of the year, excluding the fair value changes, especially considering the challenging conditions in the retail marketplace we experienced this year,” said Thomas J. Frank, Sr., the Company’s Chairman and CEO. “Though our credit portfolio statistics do not yet reflect all of the improvements we have made in our collection performance, I expect to see continued improvement over the next couple of quarters.”

The Company secured an increase in its revolving bank facility from $50 million to $100 million to provide additional liquidity and support for the Company’s continued growth. All of the banks participating in the original $50 million commitment contributed a portion of the expanded commitment. “We are very appreciative of the continued support by our long-time valued business partners and their recognition of the strength and growth opportunities of our Company,” said Thomas J. Frank.

During the first quarter of fiscal 2008 the Company adopted several new accounting pronouncements related to the accounting for its “Interests in securitized assets” at fair value. As a result, during the fourth quarter of fiscal 2008, “Finance charges and other” was reduced $0.4 million by a non-cash fair value adjustment, which was driven by higher discount rate risk premium, projected borrowing cost and loss rate assumptions, net of increases due to portfolio growth and lower projected interest rates. This brings the total non-cash fair value adjustment for the year ended January 31, 2008, to approximately $4.8 million. The changes in the discount rate risk premium, projected borrowing cost and loss rate assumptions for the quarter and the year were increased principally due to external market conditions, and were not a result of changes in the underlying economics or expected cash flows of the securitization program. More information on these changes may be found in the notes to the financial statements in the Company’s filing with the Securities and Exchange Commission on Form 10-K which will be filed later today.

As part of the previously announced stock repurchase plan, the Company repurchased 682,020 shares of common stock for $12.5 million during the three months ended January 31, 2008. The Company has repurchased 1.7 million shares since the inception of the plan for $37.1 million.

The Company currently has 69 stores in operation. Additionally, the Company has under development and expects to open seven to ten stores by January 31, 2009, including three replacement stores and two additional stores in Oklahoma City, Oklahoma.

EPS Guidance

Today, the Company initiated guidance for its fiscal year 2009 (the year ending January 31, 2009) of earnings per diluted share in a range of $1.85 to $1.95, excluding the impact of potential fair value adjustments.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, March 27, 2008, at 10:00 AM, CDT, to discuss financial results for the quarter ended January 31, 2008. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-627-6544 or 719-325-4937.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 69 retail locations in Texas, Louisiana and Oklahoma: 22 stores in the Houston area, 17 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, three in South Texas, six in Louisiana and one in Oklahoma City. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, DVD players (both standard and high definition), video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the QSPE to obtain additional funding for the purpose of purchasing our receivables, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K to be filed later today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended January 31,		Year Ended January 31,

	2007	2008	2007	2008

Revenues
Total net sales	$189,205	$200,574	$676,937	$730,992
Finance charges and other	23,367	25,351	83,720	93,136

Total revenues	212,572	225,925	760,657	824,128

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs (A)
	130,843	140,906	466,279	508,787
Cost of parts sold, including warehousing and occupancy costs
	1,997	2,133	6,785	8,379
Selling, general and administrative expense (A)	59,513	62,062	224,979	245,317
Provision for bad debts	517	418	1,476	1,908

Total cost and expenses	192,870	205,519	699,519	764,391

Operating income	19,702	20,406	61,138	59,737
Interest (income) expense, net	(164)	86	(676)	(515)
Other (income) expense, net	1	(23)	(772)	(943)

Income before income taxes	19,865	20,343	62,586	61,195

Provision for income taxes	7,201	7,281	22,275	21,509

Net income	$12,664	$13,062	$40,311	$39,686

Earnings per share
Basic	$0.53	$0.58	$1.70	$1.71
Diluted	$0.52	$0.57	$1.66	$1.68
Average common shares outstanding
Basic	23,680	22,651	23,663	23,193
Diluted	24,204	22,976	24,289	23,673

(A) In order to present its results on a basis that is more comparable with others in its industry, the Company has reclassified advertising expenditures that were previously included in cost of goods sold to selling, general and administrative expense.

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	January 31,
	2007	2008

Assets
Current assets
Cash and cash equivalents	$56,570	$11,015
Interests in securitized assets and accounts receivable, net	168,585	214,250
Inventories	87,098	81,495
Deferred income taxes	551	2,619
Prepaid expenses and other assets	4,958	4,449
Total current assets	317,762	313,828
Non-current deferred income tax asset	2,920	-
Total property and equipment, net	59,440	59,253
Goodwill and other assets, net	9,825	9,771
Total assets	$389,947	$382,852
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	110	102
Accounts payable	51,028	28,179
Accrued compensation and related expenses	9,234	9,748
Accrued expenses	20,424	21,487
Other current liabilities	16,226	17,549
Total current liabilities	97,022	77,065
Long-term debt	88	17
Non-current deferred income tax liability	-	131
Deferred gains on sales of property	309	1,221
Total stockholders' equity	292,528	304,418
Total liabilities and stockholders' equity	$389,947	$382,852

Conn’s, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Year Ended
	January 31,
	2007	2008

Net cash provided by (used in) operating activities	$28,874	$(5,634)

Cash flows from investing activities
Purchase of property and equipment	(18,425)	(18,955)
Proceeds from sale of property	2,278	8,921
Net cash used in investing activities	(16,147)	(10,034)
Cash flows from financing activities
Purchase of treasury stock	(3,797)	(33,274)
Proceeds from stock issued under employee benefit plans	2,407	3,188
Excess tax benefits from stock-based compensation	210	303
Payment of promissory notes	(153)	(104)
Net cash used in financing activities	(1,333)	(29,887)
Net change in cash	11,394	(45,555)
Cash and cash equivalents
Beginning of the year	45,176	56,570
End of period	$56,570	$11,015
CALCULATION OF GROSS MARGIN PERCENTAGE (dollars in thousands)

		Three Months Ended		Year Ended
		January 31,		January 31,
		2007	2008	2007	2008
A	Product sales	$175,209	$185,482	$623,959	$671,571
B	Service maintenance agreement commissions, net	8,692	9,736	30,567	36,424
C	Service revenues	5,304	5,356	22,411	22,997
D	Total net sales	189,205	200,574	676,937	730,992
E	Finance charges and other	23,367	25,351	83,720	93,136
F	Total revenues	212,572	225,925	760,657	824,128
G	Cost of goods sold, including warehousing and occupancy cost (A)	(130,843)	(140,906)	(466,279)	(508,787)
H	Cost of parts sold, including warehousing and occupancy cost	(1,997)	(2,133)	(6,785)	(8,379)
I	Gross margin dollars (F+G+H)	$79,732	$82,886	$287,593	$306,962

	Gross margin percentage (I/F)	37.5%	36.7%	37.8%	37.2%

J	Product margin dollars (A+G)	$44,366	$44,576	$157,680	$162,784
K	Product margin percentage (J/A)	25.3%	24.0%	25.3%	24.2%

(A) In order to present its results on a basis that is more comparable with others in its industry, the Company has reclassified advertising expenditures that were previously included in cost of goods sold to selling, general and administrative expense.

PORTFOLIO STATISTICS
For the periods ended January 31, 2005, 2006, 2007 and 2008
(dollars in thousands, except average outstanding balance per account)

	January 31,
	2005	2006	2007	2008

Total accounts	350,251	415,338	459,065	510,922
Total outstanding balance	$428,700	$519,721	$569,551	$654,867
Average outstanding balance per account	$1,224	$1,251	$1,241	$1,282
60 day delinquency	$23,143	$35,537	$37,662	$49,778
Percent delinquency	5.4%	6.8%	6.6%	7.6%
Percent of portfolio reaged	16.3%	17.9%	18.1%	16.8%
Net charge-off ratio (year-to-date)	2.4%	2.5%	3.3%	2.9%

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218